As filed with the U.S. Securities and Exchange Commission on April 25, 2025.

Registration No. 333-285764

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PicoCELA Inc.

(Exact name of registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Japan	3640	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2-34-5 Ningyocho, SANOS Building, Nihonbashi

Chuo-ku, Tokyo 103-0013 Japan

+81 03-6661-2780

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Ying Li, Esq. Brian B. Margolis, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 212-530-2206	Michael J. Blankenship Winston & Strawn LLP 800 Capitol Street, Suite 2400 Houston, TX 77002 Tel: (713) 651-2600

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION	PRELIMINARY PROSPECTUS DATED APRIL 25, 2025

PicoCELA Inc.

Up to 6,100,000 American Depositary Shares

Representing 6,100,000 Common Shares

We are offering on a best-efforts basis up to 6,100,000 American depositary shares (the “ADSs”), representing 6,100,000 of our common shares (“Common Shares”), no par value. We are offering the ADSs at an assumed public offering price of $0.50 per share.

The public offering price per share is an assumed price only. The actual number of ADSs sold in the offering and actual public offering price will be determined at the time of pricing and may be at a discount to the current market price of the ADSs or to the assumed price set forth above. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the actual public offering price. The assumed public offering price is used so that we can provide certain disclosures, which require a calculation based on the public offering price.

The ADSs are listed on the Nasdaq Capital Market under the symbol “PCLA”. On April 24, 2025, the closing trading price of the ADSs, as reported on the Nasdaq Capital Market, was $0.63 per ADS.

Because there is no minimum offering amount required as a condition to closing this offering, we may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell a number of securities sufficient to pursue the business goals outlined in this prospectus. Because there is no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill our objectives due to a lack of interest in this offering. Also, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. See “Risk Factors” on page 9 and “Item 3. Key Information—D. Risk Factors” in our annual report on Form 20-F for the fiscal year ended September 30, 2024 (the “2024 Annual Report”) filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 14, 2025 for more information. We expect to hold an initial closing on [*], 2025, but the offering will be terminated by [*], 2025, provided that the closing(s) of the offering for all of the ADSs have not occurred by such date, and may be extended by us. Any extensions or material changes to the terms of the offering will be contained in an amendment to this prospectus.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 and “Item 3. Key Information—D. Risk Factors” in our 2024 Annual Report for a discussion of information that should be considered in connection with an investment in our securities.

We are an “emerging growth company” as defined under the federal securities laws and are subject to reduced public company reporting requirements. Please see the disclosures beginning on page 11 of this prospectus for more information.

	Per ADS	Total (Assuming Maximum Offering)
Public offering price(1)	$	$
Placement agent commissions(2)	$	$
Proceeds to our company before expenses(3)	$	$

(1)	The public offering price is $[*] per ADS.

(2)	We have agreed to pay the placement agent commissions of 7% of the aggregate gross proceeds raised in this offering. We have also agreed to reimburse the placement agent for certain expenses. For a description of compensation payable to the placement agent, see “Plan of Distribution.”

(3)	We estimate the total expenses of this offering payable by us, excluding the placement agent’s fees, will be approximately $1,161,850.

We have engaged Revere Securities LLC as our exclusive placement agent to use its reasonable best efforts to solicit offers to purchase the securities offered by this prospectus. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, the placement agent’s fee, and the proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above and throughout this prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Placement Agent

Prospectus dated        , 2025

I

About this Prospectus

We and the placement agent have not authorized anyone to provide any information or to make any representations other than those contained in or incorporated by reference into this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the ADSs offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is current only as of the date on the cover page of this prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

Neither we nor the placement agent have taken any action to permit this offering of the ADSs outside the United States or to permit the possession or distribution of this prospectus or any filed free-writing prospectus outside the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the ADSs and the distribution of this prospectus or any filed free-writing prospectus outside the United States.

Our functional currency and reporting currency are the Japanese yen (“JPY” or “¥”), the legal currency of Japan. The terms “dollar” or “$” refer to U.S. dollars, the legal currency of the United States. Convenience translations included in this prospectus of Japanese yen into U.S. dollars have been made at the exchange rates of ¥143.25=$1.00, which was the foreign exchange rate on September 30, 2024 as reported by the Board of Governors of the Federal Reserve System (the “U.S. Federal Reserve”) in its weekly release on October 7, 2024. Historical and current exchange rate information may be found at https://www.federalreserve.gov/releases/h10/.

Conventions that Apply to this Prospectus

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“ADRs” are to the American Depositary Receipts that may evidence the ADSs;

●	“ADSs” are to the American Depositary Shares, each of which represents one Common Share;

●	“JPY” or “¥” are to Japanese yen, the legal currency of Japan.

●	“SEC” are to the U.S. Securities and Exchange Commission;

●	“U.S. dollars,” “$,” and “dollars” are to the legal currency of the United States; and

●	“we,” “us,” “our,” “our Company,” “PicoCELA,” or the “Company” are to PicoCELA Inc.

Glossary of Technical Terms

This glossary contains explanations of certain terms used in this prospectus. Unless we indicate otherwise, references in this prospectus to:

●	“backhaul” are to the portion of a hierarchical telecommunication network which relay links connecting each wireless base station to the Internet;

●	“edge-computer” are to a computing device that is ubiquitously deployed in places where people live and engage in activities such as buildings, public spaces, parks, and so on. The edge computer is equipped with a main processor, data memory, data storage, operating system, application software, wired or wireless interfaces. The wireless interface of an edge computer allows mobile devices such as smartphones, tablets or laptops to connect to the edge computer to provide not only Internet connectivity but also various services such as image recognition, web portal, data cache;

1

●	“edge computing” are to a distributed computing model that brings computation and data storage closer to the sources of data, such as mobile devices. That distinguishes edge computing from cloud computing, where hosted services, such as data storage, servers, databases, networking, and software, are processed in a centralized cloud data center, with other computers and mobile devices connected remotely. Generally, edge computing refers to any design that moves computation physically closer to a user, so as to reduce the latency compared to the situation when an application runs on a single data center. Edge-computing is effective in reducing the data traffic from the edge-computer to the remote cloud data center, compared to the case that mobile devices must communicate to the remote cloud data center;

●	“integrated circuit” or “IC chip,” are to a small electronic device made up of multiple interconnected electronic components such as transistors, resistors, and capacitors. These components are etched onto a small piece of semiconductor material, usually silicon;

●	“internet of things” or “IoT” are to devices with sensors, processing ability, software and other technologies that connect and exchange data with other devices and systems over the Internet or other communications networks;

●	“mesh Wi-Fi access point” are to a wireless device that is capable of wirelessly connecting to other mesh Wi-Fi access points as well as wirelessly connecting to mobile station devices. The mesh Wi-Fi access point is equipped with different radio modules, i.e. one for wireless connection to the other mesh Wi-Fi access points and one for connection to the mobile station devices;

●	“SaaS” or “Software as a service” are to a software licensing and delivery model in which software is licensed on a subscription basis and is centrally hosted;

●	“Wi-Fi access point” are to a device that creates a wireless local area network, or WLAN, usually in an office or large building. An access point connects to a wired router, switch, or hub via an Ethernet cable, and projects a Wi-Fi signal to a designated area; and

●	“Wi-Fi Chips” are to an integrated circuit made of semiconductors, which are designed to process Wi-Fi radio activities and are installed in Wi-Fi access point devices as its integral electronic components.

TRADEMARKS

This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks, and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

2

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements incorporated by reference into this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in the ADSs, discussed under “Risk Factors” of this prospectus and “Item 3. Key Information—D. Risk Factors” in our 2024 Annual Report, before deciding whether to buy the ADSs.

Unless otherwise indicated, all share amounts and per share amounts in this prospectus have been presented giving effect to a forward split of our Common Shares at a ratio of 60-for-1 share approved by our board of directors on October 6, 2024.

Overview

We are engaged in the manufacturing, installation, and services for enterprise wireless mesh solutions. We derive our revenue mainly from two sources: (1) sales of product equipment, and (2) SaaS, maintenance and others. Under the first revenue source, we develop mesh Wi-Fi access point devices, PCWL series, adopting our proprietary patented wireless mesh communication technology software PicoCELA Backhaul Engine (“PBE”), which enables wireless Wi-Fi and mesh communication by linking a chain of multiple wireless Wi-Fi access points by radio communication, not by cabling. We outsource the manufacturing of PCWL series, our mesh Wi-Fi access point devices incorporating the technology, and sell PCWL series both through distributors and to end customers directly. Under the second revenue source, we provide a cloud portal service in a SaaS model, which enables users to monitor connectivity and communication traffic at each of our mesh Wi-Fi access points. Our cloud portal service also serves as a platform for customers to install their proprietary edge-computing software into our mesh Wi-Fi access point devices. We also license our patented wireless mesh technology to third-party manufacturers which utilize our wireless mesh technology. See “Item 4. Information on the Company—B. Business Overview” of our 2024 Annual Report.

Our business is geographically concentrated. We operate solely in Japan and generate revenue from this market as of the date of this prospectus. Due to this geographic concentration, our results of operations and financial conditions are subject to greater risks from changes in general economic and other conditions in Japan, than the operations of more geographically diversified competitors. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business and Industry—Our business is geographically concentrated, which subjects us to greater risks from changes in local or regional conditions” and “Item 4. Information on the Company—B. Business Overview” of our 2024 Annual Report.

Some of the technologies used in our products are licensed from Kyushu University, and the termination of these licenses could have a material adverse effect on our business. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business and Industry—Some of the components used in our products are purchased from a limited number of sources. Some of the technologies we used are licensed from Kyushu University. The loss of any of these suppliers or licenses may cause us to incur additional transition costs, result in delays in the manufacturing and delivery of our products, or cause us to carry excess or obsolete inventory and could cause us to redesign our products” and “Item 4. Information on the Company—B. Business Overview—Intellectual Property” of our 2024 Annual Report.

We outsource the manufacturing of all hardware products, PCWL series, and our mesh Wi-Fi access point devices, and are therefore subject to certain risks if our third-party manufacturers do not provide our end-customers with the quality and performance that they expect from our products. As of the date of this prospectus, we maintain a stable relationship with our major manufacturers. While we may have certain contractual remedies against them, if any of our major manufacturers becomes unable or unwilling to continue to manufacture our PCWL series, such remedies may not be sufficient in scope, we may not be able to effectively enforce such remedies, and we may incur significant costs in enforcing such remedies. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business and Industry—We rely on third parties to manufacture our mesh Wi-Fi access point devices we offer and depend on them for the supply and quality of our products” and “Item 4. Information on the Company—B. Business Overview—Manufacturing and Suppliers” of our 2024 Annual Report.

3

For the fiscal years ended September 30, 2024, 2023, and 2022, we had total revenue of JPY784,403 thousand (approximately $5,476 thousand), JPY559,521 thousand (approximately $3,906 thousand), and JPY682,121 thousand, respectively. Revenue generated from the sales of product equipment was JPY627,720 thousand (approximately $4,382 thousand), JPY465,691 thousand (approximately $3,251 thousand), and JPY540,857 thousand for the fiscal years ended September 30, 2024, 2023, and 2022, respectively. Revenue derived from SaaS, maintenance and others was JPY156,683 thousand (approximately $1,094 thousand), JPY93,830 thousand (approximately $655 thousand), and JPY141,264 thousand for the fiscal years ended September 30, 2024, 2023, and 2022, respectively.

However, our revenue has been uncertain and volatile, subject to the condition of our supply chain of Wi-Fi Chips. See “Impact of the COVID-19 Pandemic on Our Operations and Financial Performance,” “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business and Industry—Revenue generated from our development and sales of mesh Wi-Fi access points, PCWL series, have been uncertain and volatile, subject to our supply chain of Wi-Fi Chips,” and “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business and Industry—A shortage of Wi-Fi Chips or labor, or increases in their costs, could delay delivery and launch of our mesh Wi-Fi access points or increase its cost, which could materially and adversely affect us.” Moreover, during the fiscal years ended September 30, 2024, 2023, and 2022, we recorded a net loss. During the fiscal years ended September 30, 2024, 2023, and 2022, the net loss was JPY479,921 thousand (approximately $3,350 thousand), JPY633,956 thousand (approximately $4,426 thousand), and JPY5,180 thousand, respectively. See “Item 5. Operating and Financial Review and Prospects” and our audited financial statements for the fiscal years ended September 30, 2024, 2023, and 2022 of our 2024 Annual Report. As of September 30, 2024, 2023, and 2022, the Company had net operating loss carryforwards in Japan of approximately JPY2,354 million (approximately $16 million), JPY1,748 million (approximately $12 million), and JPY1,091 million (approximately $8 million), respectively, which can be carried forward to offset future taxable income. In addition, as of September 30, 2024, 2023, and 2022, we had an accumulated deficit of JPY2,202,668 thousand (approximately $15,376 thousand), JPY1,722,747 thousand (approximately $12,026 thousand), and JPY1,088,791 thousand, respectively. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business and Industry—We have not been profitable and have incurred negative cash flows in operating activities, both of which may continue in the future” and our audited consolidated financial statements for the fiscal years ended September 30, 2024, 2023, and 2022 included in our 2024 Annual Report.

Competitive Strengths

We believe that the following competitive strengths have contributed to our success and differentiated us from our competitors:

●	Specialty and experience in industrial-use mesh Wi-Fi network in demanding environments;

●	Extensive product offerings with diverse application use cases; and

●	A founder-led management team with strong technology, operational, and financial backgrounds and track records.

Growth Strategies

We intend to develop our business and strengthen brand loyalty by implementing the following strategies:

●	Integrating enterprise edge-computing software into our mesh Wi-Fi access points;

●	Expanding PicoManager, our SaaS model;

●	Offering a cost-effective alternative built on customers’ existing hardware; and

●	Global expansion and partnering with local distributors.

Our Securities

On October 6, 2024, our board of directors approved a forward split of our outstanding Common Shares at a ratio of 60-for-1 share. Unless otherwise indicated, all references to Common Shares, options to purchase Common Shares, share data, per share data, and related information have been retroactively adjusted, where applicable, in this prospectus to reflect the forward split of our Common Shares and the additional share issuances to our existing shareholders as if they had occurred at the beginning of the earliest period presented.

4

On January 16, 2025, the trading of the ADSs commenced on the Nasdaq Capital Market under the symbol “PCLA”. On January 20, 2025, the Company announced the closing of its initial offering at a price of $4.00 per ADS. We raised $7,000,000 in gross proceeds from our initial public offering (“IPO”), before deducting underwriting discounts and other related expenses. Net proceeds of our IPO were approximately $4,986,870.

Unless the context requires otherwise, all references to the number of Common Shares to be outstanding after this offering are based on 24,683,860 Common Shares issued and outstanding as of the date of this prospectus.

Corporate Information

Our headquarters are located at 2-34-5 Ningyocho, SANOS Building, Nihonbashi, Chuo-ku, Tokyo 103-0013 Japan, and our phone number is +81 03-6661-2780. Our website address is https://picocela.com/en/. The information contained in, or accessible from, our website or any other website does not constitute a part of this prospectus or the registration statement of which it forms a part. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Corporate Structure

PicoCELA was incorporated in Tokyo, Japan in 2008 as a joint-stock corporation (kabushiki kaisha) with limited liability.

The following chart illustrates our corporate structure as of the date of this prospectus. Each ADS represents one Common Share and each Common Share represents one vote.

(1)	Representing 2,793,960 Common Shares held by our founder and CEO, Hiroshi Furukawa, as of the date of this prospectus.

(2)	Representing 1,330,140 Common Shares held by Kluk Jan Juliusz Zygmunt, with business address at ul. Swietokrzyska 30m65, 00-116 Warsaw, Poland, as of the date of this prospectus.

(3)	Representing 1,727,820 Common Shares held by EXEO Group, Inc. (“EXEO Group”), a joint-stock corporation (Kabushiki kaisha) with limited liability incorporated in Japan, as of the date of this prospectus. Its business address is at 29-20, Shibuya 3-chome, Shibuya-ku, Tokyo.

(4)

Representing 1,696,440 Common Shares held by SHIMIZU CORPORATION (TYO: 1803; NAG: 1803), a joint-stock corporation (Kabushiki kaisha) with limited liability incorporated in Japan, as of the date of this prospectus. Its business address is at 2-16-1 Kyobashi, Chuo-ku, Tokyo.

(5)	Representing 1,264,500 Common Shares held by Japan Post Capital Co., Ltd., a joint-stock corporation (Kabushiki kaisha) with limited liability incorporated in Japan, as of the date of this prospectus. Its business address is at Otemachi 2 chome 3-1, Chiyoda-ku, Tokyo, Japan. It is a wholly-owned subsidiary of Japan Post Holdings Co., Ltd. (TYO: 6178), whose beneficial owner is the Japanese Government.

(6)	Representing 1,264,500 Common Shares held by MCC Venture Capital Limited Liability Company, a Japanese limited liability company (godo kaisha ), as of the date of this prospectus. Its business address is at 1-10-15 Jonouchi Chuo-ku, Osaka City, Osaka, Japan. The beneficial owner of MCC Venture Capital Limited Liability Company is Jikei Co. Ltd and its business address is 1-10-15 Jonouchi Chuo-ku, Osaka City, Osaka Japan.

(7)	Representing 1,264,500 Common Shares held by Sojitz Corporation (TYO: 2768), a joint-stock corporation (Kabushiki kaisha) with limited liability incorporated in Japan, as of the date of this prospectus. Its business address is at 1-1, Uchisaiwaicho 2-chome, Chiyoda-ku, Tokyo.

(8)	Representing an aggregate of 9,591,960 Common Shares held by 29 holders, each one of which holds less than 5% of our voting interest, as of the date of this prospectus.

5

Implications of Our Being an “Emerging Growth Company”

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as the “compensation discussion and analysis”;

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency,” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for- performance graph and chief executive officer pay ratio disclosure;

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●	will not be required to conduct an evaluation of our internal control over financial reporting until our second annual report on Form 20-F following the completion of the IPO.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions until we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” at the end of the fiscal year in which the fifth anniversary of our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”) occurred, if we have more than $1.235 billion in annual revenue, have $700 million or more in market value of the ADSs held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material non-public information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

6

THE OFFERING

Securities offered by us	Up to 6,100,000 ADSs

Assumed public offering price	ADSs are offered at the assumed public offering price of $0.50 per ADS.

Best-efforts offering	We are offering the securities on a best-efforts basis. We have engaged Revere Securities LLC as our exclusive placement agent to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities.

No minimum offering amount is required as a condition to closing this offering. We intend to complete one closing of this offering, but may undertake one or more additional closings for the sale of the additional securities. We expect to hold an initial closing of the offering on [●], 2025, but the offering will be terminated by [●], 2025, provided that closing of the offering for all of the securities have not occurred by such date, and may be extended by us.

Shares issued and outstanding prior to completion of this offering	24,683,860 Common Shares

Shares issued and outstanding immediately after this offering(1)	30,783,860 Common Shares, assuming the sales of all the ADSs we are offering at an assumed public offering price of $0.50 per ADSs.

ADSs outstanding immediately after this offering	9,850,040 ADSs, assuming the sales of all the ADSs we are offering at an assumed public offering price of $0.50 per ADSs.

Listing	The ADSs are listed on the Nasdaq Capital Market under the symbol “PCLA”.

The ADSs	Each ADS represents one Common Share.

The depositary or its nominee will be the holder of the Common Shares underlying the ADSs and you will have the rights of an ADS holder as provided in the deposit agreement among us, the depositary, and all beneficial owners and holders of ADSs issued thereunder.

Our board of directors may suggest to the shareholders meeting in the future that it resolves to pay dividends. Any decision to make such a suggestion in the future will be subject to a number of factors, including our financial condition, results of operations, the level of our retained earnings, capital demands, general business conditions, and other factors our board of directors may deem relevant. If we declare dividends on our Common Shares, the depositary will distribute the cash dividends and other distributions it receives on our Common Shares after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.

7

You may surrender your ADSs to the depositary for cancellation to withdraw the Common Shares underlying your ADSs. The depositary will charge you a fee for such cancellation.

We may amend or terminate the deposit agreement for any reason without your consent. Any amendment that imposes or increases fees or charges or which materially prejudices any substantial existing right you have as an ADS holder will not become effective as to outstanding ADSs until 30 days after notice of the amendment is given to ADS owners. If an amendment becomes effective, you will be bound by the deposit agreement as amended if you continue to hold your ADSs.

To better understand the terms of the ADSs, you should carefully read the section in this prospectus entitled “Description of American Depositary Shares.” We also encourage you to read the deposit agreement.

Depositary	Citibank, N.A.

Use of proceeds	Based on an assumed public offering price of $0.50 per ADS, we estimate that we will receive net proceeds of approximately $1.7 million from this offering, assuming the sales of all of the securities we are offering, after deducting estimated placement agent’s commissions and estimated offering expenses payable by us.

We anticipate using the net proceeds of this offering primarily for: (i) working capital and general corporate purposes, and (ii) product development and research. See “Use of Proceeds.”

Risk Factors	The ADSs offered hereby involve a high degree of risk. You should read “Risk Factors,” beginning on page 9 for a discussion of factors to consider before deciding to invest in the ADSs.

Payment and Settlement	We expect that the delivery of the ADSs for the initial closing against payment therefor will occur on or about [*], 2025.

(1)	The total number of Common Shares that will be outstanding immediately after this offering (assuming the sale of all the ADSs being offered in this offering) is based upon 24,683,860 Common Shares issued and outstanding as of the date of this prospectus.

8

RISK FACTORS

An investment in the ADSs involves a high degree of risk. Before deciding whether to invest in the ADSs, you should carefully consider the risk factors set forth in our 2024 Annual Report on file with the SEC, which is incorporated by reference into this prospectus, as well as the following risk factors, which augment the risk factors set forth in our 2024 Annual Report. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties not presently known to us or that we currently deem immaterial may also materially harm our operating results and financial condition and could result in a complete loss of your investment.

Risks Relating to this Offering

This is a best efforts offering, no minimum number or dollar amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans.

The placement agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent’s fees, and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth in this prospectus. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell a number of securities sufficient to fund our business plans. Thus, we may not raise the amount of capital we believe is required for our operations in the short term and may need to raise additional funds, which may not be available on terms acceptable to us or at all.

An active trading market for the ADSs may not be maintained and the trading price for the ADSs may fluctuate significantly.

We cannot assure you that a liquid public market for the ADSs will be maintained. If an active public market for the ADSs is not maintained, the market price and liquidity of the ADSs may be materially and adversely affected. We can provide no assurance that the trading price of the ADSs after this offering will not decline below the public offering price. As a result, investors in the ADSs may experience a significant decrease in the value of their ADSs.

We may not maintain the listing of the ADSs on Nasdaq, which could limit investors’ ability to make transactions in the ADSs and subject us to additional trading restrictions.

The ADSs are listed on Nasdaq. In order to continue listing the ADSs on Nasdaq, we must maintain certain financial and ADS price levels and we may be unable to meet these requirements. On April 22, 2025, we received a letter (the “Notification Letter”) from the Listings Qualifications Department of Nasdaq, notifying us that we had not been in compliance with the minimum bid price requirement as set forth under Nasdaq Listing Rule 5550(a)(2) for continued listing on Nasdaq. In accordance with Nasdaq Listing Rule 5810(c)(3)(A), we have been provided 180 calendar days, or until October 20, 2025, to regain compliance with Nasdaq Listing Rule 5550(a)(2). To regain compliance, the ADSs must have a closing bid price of at least US$1.00 for a minimum of 10 consecutive business days. While we will use our best effort to regain compliance, we cannot assure you that we will be able to regain compliance and the ADSs will continue to be listed on Nasdaq in the future.

If Nasdaq delists the ADSs and we are unable to list the ADSs on another national securities exchange, we expect the ADSs could be quoted on an over-the-counter market in the United States. If this were to occur, we could face significant material adverse consequences, including:

(a) a limited availability of market quotations for the ADSs;

(b) reduced liquidity for the ADSs;

9

(c) a determination that the ADSs are “penny stock,” which will require brokers trading in the ADSs to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the ADSs;

(d) a limited amount of news and analyst coverage; and

(e) a decreased ability to issue additional securities or obtain additional financing in the future.

As long as the ADSs are listed on Nasdaq, U.S. federal law prevents or pre-empts the states from regulating their sale. However, the law does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar their sale. Further, if we were no longer listed on Nasdaq, we would be subject to regulations in each state in which we offer the ADSs.

Short selling may drive down the market price of the ADSs.

Short selling is the practice of selling shares that the seller does not own but rather has borrowed from a third party with the intention of buying identical shares back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the shares between the sale of the borrowed shares and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the shares to decline, many short sellers publish, or arrange for the publication of, negative opinions and allegations regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling the shares short. These short attacks have, in the past, led to selling of shares in the market. If we were to become the subject of any unfavorable publicity, whether such allegations are proven to be true or untrue, we would have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality.

You will experience immediate and substantial dilution in the net tangible book value of ADSs purchased.

Because the public offering price per ADSs being offered is substantially higher than the net tangible book value per ADS, you will suffer immediate and substantial dilution in the net tangible book value of the ADSs you purchase in the offering. Assuming a public offering price of $0.50, you will experience an immediate dilution of approximately $0.24 per ADS, with respect to the net tangible book value of the ADSs as of September 30, 2024. See “Dilution.”

The trading price of the shares of the ADSs has been and is likely to continue to be highly volatile, and purchasers of the ADSs could incur substantial losses.

The ADS price has been and will likely continue to be volatile for the foreseeable future. The stock market in general and the market for companies similarly situated like us in particular have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their ADSs at or above the price they paid.

The sale or availability for sale of substantial amounts of the ADSs could adversely affect their market price.

Sales of substantial amounts of the ADSs in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of the ADSs and materially impair our ability to raise capital through equity offerings in the future. The ADSs sold in this offering will be freely tradable without restriction or further registration under the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements, if any. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of the ADSs See “Plan of Distribution” and “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

We may use the proceeds of this offering in ways with which you may not agree.

Our management will have considerable discretion in deciding how to apply the proceeds of this offering. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. We cannot assure you that the net proceeds will be used in a manner that will improve our results of operations or increase the price of the ADSs nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

10

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may,” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results, and financial needs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items;

●	our ability to execute our growth strategies, including our ability to meet our goals;

●	current and future economic and political conditions;

●	our capital requirements and our ability to raise any additional financing which we may require;

●	our ability to attract customers and further enhance our brand recognition;

●	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

●	trends and competition in the enterprise mesh Wi-Fi access points market; and

●	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe certain material risks, uncertainties, and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

11

ENFORCEABILITY OF CIVIL LIABILITIES

We are a joint-stock corporation with limited liability organized under Japanese law. All of our executive officers and directors reside in Japan and all of our assets and the assets of such persons are located outside of the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Todoroki Law Office, our counsel with respect to the laws of Japan, has advised us that there is uncertainty as to whether the courts of Japan would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Japan against us or our directors or officers predicated upon the securities laws of the United States. The Civil Execution Act of Japan and the Code of Civil Procedure require Japanese courts to deny requests for the enforcement of judgments of foreign courts if foreign judgments fail to satisfy the requirements prescribed by the Civil Execution Act and the Code of Civil Procedure, including that:

●	the jurisdiction of the foreign court be recognized under laws, regulations, treaties, or conventions;

●	proper service of process be made on relevant defendants, or relevant defendants be given appropriate protection if such service is not received;

●	the judgment and proceedings of the foreign court must not be repugnant to public policy as applied in Japan; and

●	there exists reciprocity as to the recognition by a court of the relevant foreign jurisdiction of a final judgment of a Japanese court.

No treaties exist between the U.S. and Japan that would generally allow any U.S. judgments to be recognized or enforced in Japan. In addition, reciprocity is judged by a Japanese court on a case-by-case basis as to whether a court of the jurisdiction in question (i.e., a court of the state or country that has rendered the judgment in question) would recognize or enforce a final judgment of the same type or kind rendered by a Japanese court, based on effectively the same process as applied in Japan (i.e., without re-examining the merit of the case, subject to public policy). Japanese courts have admitted reciprocity in relation to judgments rendered by a federal court in Hawaii, and state courts in Washington DC, New York, California, Texas, Nevada, Minnesota, Oregon, and Illinoi, respectively (mainly relating to monetary claims), but there is no guarantee that reciprocity will be admitted with respect to U.S. judgments rendered in any other state or of any kind or type. Therefore, judgments of U.S. courts of civil liabilities predicated solely upon the federal and state securities laws of the United States may not satisfy these requirements.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any state in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

12

USE OF PROCEEDS

Based upon an assumed public offering price of $0.50 per ADS, we estimate that we will receive net proceeds from this offering, after deducting the estimated placement agent’s commissions and estimated offering expenses payable by us, of approximately $1.7 million if the maximum number of ADSs are sold. However, because this is a best-efforts offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees, and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus.

We plan to use the net proceeds we receive from this offering for the following purposes:

●	approximately 70% for working capital and general corporate purposes; and

●	approximately 30% for product development and research.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have flexibility and discretion to apply the net proceeds of this offering. See “Risk Factors — Risks Relating to this Offering— We may use the proceeds of this offering in ways with which you may not agree.” To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

Because there is no minimum offering amount required as a condition to closing this offering, we may sell fewer than all or any of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell a number of securities sufficient to pursue the business goals outlined in this prospectus.

13

DIVIDEND POLICY

Since our inception, we have not declared or paid cash dividends on our Common Shares. Our board of directors may suggest to the shareholders meeting in the future that it resolves to pay dividends. Any decision to make such a suggestion in the future will be subject to a number of factors, including our financial condition, results of operations, the level of our retained earnings, capital demands, general business conditions, and other factors our board of directors may deem relevant. Consequently, we cannot give any assurances that any dividends will be declared and paid in the future.

If declared, holders of our outstanding shares on a dividend record date will be entitled to the full dividend declared without regard to the date of issuance of the shares or any subsequent transfer of the shares. Payment of declared annual dividends in respect of a particular year, if any, will be made in the following year after approval by our shareholders at the annual general meeting of shareholders, subject to certain provisions of our articles of incorporation and the Companies Act.

Subject to the terms of the deposit agreement for the ADSs, you will be entitled to receive dividends on our Common Shares represented by ADSs to the same extent as the holders of our Common Shares, less the fees and expenses payable under the deposit agreement in respect of, and any Japanese tax or any other taxes or other governmental charges applicable to, such dividends. See “Description of American Depositary Shares.” The depositary will generally convert the Japanese yen it receives into U.S. dollars and distribute the U.S. dollar amounts to holders of ADSs (less applicable fees, taxes, and charges payable pursuant to the terms of the deposit agreement). Cash dividends on our Common Shares, if any, will be paid in Japanese yen.

14

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2024:

●	on an actual basis;

●	on an pro forma basis to give effect to the issuance and sale of 1,750,000 ADSs, representing 1,750,000 Common Shares, in our initial public offering at the initial offering price of $4.00 on January 16, 2025; and

●	on a pro forma as-adjusted basis to give effect to the issuance and sale of 6,100,000 ADSs, representing 6,100,000 Common Shares offered hereby, based on an assumed offering price of $0.50 per ADS.

You should read this capitalization table together with our consolidated financial statements and the related notes incorporated by reference into this prospectus and “Item 5. Operating and Financial Review and Prospects” in our 2024 Annual Report, and other financial information incorporated by reference into this prospectus.

	September 30, 2024
	Actual	Pro Forma	Pro Forma As-Adjusted (1)
	(Japanese yen in thousands, except share data)	(Japanese yen in thousands, except share data)	(Japanese yen in thousands, except share data)
Cash and Cash Equivalents	¥456,775	¥1,171,212	¥1,411,156
Indebtedness:
Long-term borrowing	246,254	246,254	246,254
Bond payable	299,997	299,997	299,997
Total Indebtedness	546,251	546,251	546,251
Shareholders’ Equity:
Common Shares, no par value; 91,735,440 shares authorized; 22,933,860 shares issued and outstanding, actual; 24,683,860 shares issued and outstanding, pro forma; and 30,783,860 shares issued and outstanding, pro forma as-adjusted	100,000	457,182	577,154
Additional paid-in capital	2,457,458	2,814,648	2,934,620
Accumulated profit/(deficit)	(2,202,668)	(2,202,612)	(2,202,612)
Total Shareholders’ Equity	354,790	1,069,218	1,309,162
Total Capitalization	901,041	1,615,469	1,855,413

(1)	The pro forma as-adjusted information discussed above is illustrative only. Our additional paid-in capital, total shareholders’ equity, and total capitalization following the completion of this offering are subject to adjustment based on the actual public offering price and other terms of this offering determined at pricing.

Because there is no minimum offering amount required as a condition to closing this offering, we may sell fewer than all, or none, of the securities offered hereby.

15

DILUTION

If you invest in the ADSs being offered in this offering, your ownership interest will be diluted for each ADS you purchase to the extent of the difference between the public offering price per ADS and our pro forma as-adjusted net tangible book value per ADS immediately after this offering. Dilution results from the fact that the public offering price per Common Share is substantially in excess of the pro forma as-adjusted net tangible book value per Common Share attributable to the existing shareholders for our presently outstanding Common Shares.

As of September 30, 2024, our net tangible book value was $807,000, or approximately $0.04 per Common Share. After giving effect to the issuance and sales of 1,750,000 ADSs, representing 1,750,000 Common Shares in our initial public offering at the initial offering price of $4.00 on January 16, 2025, our pro forma net tangible book value as of September 30, 2024 was $5,793,481, or $0.23 per Common Share.  Net tangible book value represents the amount of our total tangible assets, less the amount of our total liabilities. Dilution is determined by subtracting net tangible book value per Common Share (as adjusted for the offering) from the public offering price per ADS and after deducting the estimated placement agent fees and the estimated offering expenses payable by us.

Assuming the maximum offering is completed, after giving effect to the issuance and sale of 6,100,000 ADSs, representing 6,100,000 Common Shares offered hereby, based on an assumed offering price of $0.50 per ADS, after deduction of the estimated placement agent fees and the other estimated offering fees and expenses payable by us, our pro forma as-adjusted net tangible book value as of September 30, 2024 would have been $7,468,131, or $0.24 per Common Share and $0.24 per ADS. This represents an immediate increase in net tangible book value of $0.20 per Common Share and $0.20 per ADS to the existing shareholders, and an immediate dilution in net tangible book value of $0.26 per Common Share and $0.26 per ADS to investors purchasing ADSs in this offering. The pro forma as-adjusted information discussed above is illustrative only.

A $1.00 increase (decrease) in the assumed public offering price of $0.50 per ADS would increase (decrease) our pro forma as-adjusted net tangible book value after giving effect to this offering by $5,673,000, the pro forma as adjusted net tangible book value per Common Share and per ADS after giving effect to this offering by $0.19 per Common Share and $0.19 per ADS, and the dilution in pro forma as adjusted net tangible book value per Common Share and per ADS to new investors in this offering by $0.81 per Common Share and $0.81 per ADS, assuming no change to the number of ADSs offered by us as set forth on the cover page of this prospectus, and after deducting placement agent commissions and estimated offering expenses payable by us.

The following tables illustrate such dilution:

	Per Common Share	Per ADS
Assumed public offering price per Common Share	$0.50	$0.50
Net tangible book value per Common Share as of September 30, 2024	$0.04	$0.04
Increase per Common Share attributable to the pro forma adjustments described above	$0.20	$0.20
Pro forma net tangible book value per Common Share as of September 30, 2024	$0.23	$0.23
Pro forma as-adjusted net tangible book value per Common Share attributable to payments by new investors	$0.01	$0.01
Pro forma as-adjusted net tangible book value per Common Share immediately after this offering	$0.24	$0.24
Amount of dilution in net tangible book value per Common Share to new investors in the offering	$0.26	$0.26

The following tables summarize, on a pro forma as-adjusted basis as of September 30, 2024, the differences between existing shareholders and the new investors with respect to the number of Common Shares (in the form of ADSs) purchased from us, the total consideration paid and the average price per Common Share before deducting the estimated placement agent fees and the estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price	Average Price
	Amount	Percent	Amount	Percent	Per Share	Per ADS
Existing shareholders	24,683,860	80.2%	$24,515,000	88.9%	$0.99	$0.99
New investors	6,100,000	19.8%	$3,050,000	11.1%	$0.50	$0.50
Total	30,783,860	100.0%	$27,565,000	100.0%	$0.90	$0.90

The pro forma as-adjusted information as discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual public offering price of our Common Shares and other terms of this offering determined at the pricing.

Because there is no minimum offering amount required as a condition to closing this offering, we may sell fewer than all, or any, of the securities offered hereby.

16

CORPORATE HISTORY AND STRUCTURE

Corporate History

PicoCELA was incorporated in Tokyo, Japan in 2008 as a joint-stock corporation (kabushiki kaisha) with limited liability.

Before July 5, 2024, our shares authorized for issuance were divided into four classes: Common Shares, without special provisions regarding the matters set forth in each item of Article 108, Paragraph 2 of the Companies Act, and the Class A, Class B, and Class C preferred shares. On July 5, 2024, we converted all the preferred share then issued and outstanding to Common Shares, and, on July 17, 2024, all classes of preferred shares were eliminated from our authorized share capital. As such, we have only one class of shares, the Common Shares, authorized for issuance as of the date of this prospectus. See also “Description of Share Capital.”

On October 6, 2024, our board of directors approved a forward split of our Common Shares at a ratio of 60-for-1 share.

Completion of IPO

On January 16, 2025, the trading of the ADSs commenced on the Nasdaq Capital Market under the symbol “PCLA”. On January 20, 2025, the Company announced the closing of its initial offering at a price of $4.00 per ADS. We raised $7,000,000 in gross proceeds from our IPO, before deducting underwriting discounts and other related expenses. Net proceeds of our IPO were approximately $4,986,870.

Consulting Agreement

On March 31, 2023, the Company entered into a consulting and services agreement (the “Consulting Agreement”) with Spirit Advisors. Pursuant to the terms of the Consulting Agreement, Spirit Advisors agreed to provide the Company with certain advisory services in connection with our IPO, and the Company agreed to compensate Spirit Advisors as follows:

(a) U.S.$320,000 (and additional performance bonus, if applicable), to be paid in installments by milestones and conditions achieved; and

(b) issuance by the Company to Spirit Advisors of a warrant, exercisable upon completion of our IPO for a period of 10 years to purchase 3% of outstanding common shares of the Company on a fully-diluted basis immediately before the IPO, automatically exercisable at the time of the IPO for an exercise price per share of U.S.$0.01, subject to adjustments as set forth in the warrant. 716,146 Common Shares are issuable to Spirit Advisors upon exercise of this warrant. These Common Shares, when issued, are not subject to lock up nor bear any registration rights.

The Consulting Agreement has an initial term of 12 months. After that, the agreement can be terminated by either party by giving 30 days’ prior written notice.

For further information on our corporate history and structure, please see “Item 4. Information on The Company—A. History and Development of the Company” in our 2024 Annual Report, which are incorporated by reference into this prospectus.

17

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

For our management’s discussion and analysis of financial condition and results of operations for the fiscal years ended September 30, 2024, 2023, and 2022, please see “Item 5. Operating and Financial Review and Prospects” in our 2024 Annual Report, which is incorporated by reference into this prospectus.

BUSINESS

For a description of our business, please see “Item 4. Information on the Company—B. Business Overview” in our 2024 Annual Report, which is incorporated by reference into this prospectus. There have been no material changes or developments to our business since the filing of our 2024 Annual Report, except as otherwise set forth in this prospectus.

REGULATIONS

For major regulations that impact our business, please see “Item 4. Information on the Company—B. Business Overview—Regulations” in our 2024 Annual Report, which is incorporated by reference into this prospectus.

MANAGEMENT

For a description of our management, including management compensation and share ownership, please see “Item 6. Directors, Senior Management and Employees” and “Item 16G. Corporate Governance” in our 2024 Annual Report, which is incorporated by reference into this prospectus. There have been no material changes or developments to our management since the filing of our 2024 Annual Report, except as otherwise set forth in this prospectus.

18

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Common Shares as of the date of this prospectus for:

●	each of our directors and executive officers;

●	all directors and executive officers as a group; and

●	each person known to us to own beneficially more than 5% each class of our voting Common Shares.

Beneficial ownership includes voting or investment power with respect to the Common Shares. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Common Shares shown as beneficially owned by them. Percentage of beneficial ownership of each listed person is based on 24,683,860 Common Shares outstanding as of the date of this prospectus (reflecting a 60-for-1 forward split of our Common Shares approved by our board of directors on October 6, 2024). The percentage of beneficial ownership of each listed person after this offering assumes completion of the maximum offering of 6,100,000 ADSs representing 6,100,000 Common Shares and is based on 30,783,860 Common Shares outstanding immediately after the completion of this offering.

Information with respect to beneficial ownership has been furnished by each director, executive officer, or beneficial owner of 5% or more of our Common Shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person listed below and the percentage ownership of such person, shares underlying options, warrants, or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. As of the date of this prospectus, none of our shareholders have different voting rights from other shareholders.

	Common Shares Beneficially Owned Prior to This Offering		Common Shares Beneficially Owned After This Offering
	Number	Percent	Number	Percent
Directors and Executive Officers(1)
Hiroshi Furukawa	2,793,960	11.32%	2,793,960	9.08%
Toshihito Kanai	—	—	—	—
Mirei Kuroda	—	—	—	—
Yoshinari Noguchi	—	—	—	—
Mutsuko Oba	—	—	—	—
Hideaki Horikiri	—	—	—	—
Kosuke Nakanishi(2)	60,000	0.24%	60,000	0.19%
All directors and executive officers as a group (seven individuals)	2,853,960	11.56%	2,853,960	9.27%
5% Shareholders:
Kluk Jan Juliusz Zygmunt(3)	1,330,140	5.39%	1,330,140	4.32%
EXEO Group(4)	1,727,820	7.00%	1,727,820	5.61%
SHIMIZU CORPORATION(5)	1,696,440	6.87%	1,696,440	5.51%
MCC Venture Capital Limited Liability Company(6)	1,264,500	5.12%	1,264,500	4.11%
Japan Post Capital Co., Ltd. (7)	1,264,500	5.12%	1,264,500	4.11%
Sojitz Corporation(8)	1,264,500	5.12%	1,264,500	4.11%

Notes:

(1)	Unless otherwise indicated, the business address of each of the individuals is 2-34-5 Ningyocho, SANOS Building, Nihonbashi, Chuo-ku, Tokyo 103-0013 Japan.

(2)	Number of Common Shares held by Kosuke Nakanishi represents 60,000 stock options granted by the Company, convertible to 60,000 Common Shares.

(3)	Representing 1,330,140 Common Shares held by Kluk Jan Juliusz Zygmunt, with business address at ul. Swietokrzyska 30m65, 00-116 Warsaw, Poland, as of the date of this prospectus.

(4)	Representing 1,727,820 Common Shares held by EXEO Group, a joint-stock corporation (Kabushiki kaisha) with limited liability incorporated in Japan, as of the date of this prospectus. Its business address is at 29-20, Shibuya 3-chome, Shibuya-ku, Tokyo, Japan.

(5)	Representing 1,696,440 Common Shares held by SHIMIZU CORPORATION (TYO: 1803; NAG: 1803), a joint-stock corporation (Kabushiki kaisha) with limited liability incorporated in Japan, as of the date of this prospectus. Its business address is at 2-16-1 Kyobashi, Chuo-ku, Tokyo, Japan.

(6)	Representing 1,264,500 Common Shares held by MCC Venture Capital Limited Liability Company, a Japanese limited liability company (godo kaisha ), as of the date of this prospectus. Its business address is at 1-10-15 Jonouchi Chuo-ku, Osaka City, Osaka, Japan. The beneficial owner of MCC Venture Capital Limited Liability Company is Jikei Co. Ltd and its business address is 1-10-15 Jonouchi Chuo-ku, Osaka City, Osaka, Japan.

(7)	Representing 1,264,500 Common Shares held by Japan Post Capital Co., Ltd., a joint-stock corporation (Kabushiki kaisha) with limited liability incorporated in Japan, as of the date of this prospectus. Its business address is at Otemachi 2 chome 3-1, Chiyoda-ku, Tokyo, Japan. It is a wholly-owned subsidiary of Japan Post Holdings Co., Ltd. (TYO: 6178), whose beneficial owner is the Japanese Government.

(8)	Representing 1,264,500 Common Shares held by Sojitz Corporation (TYO: 2768), a joint-stock corporation (Kabushiki kaisha) with limited liability incorporated in Japan, as of the date of this prospectus. Its business address is at 1-1, Uchisaiwaicho 2-chome, Chiyoda-ku, Tokyo, Japan.

As of the date of this prospectus, none of our outstanding shares are held by record holders in the United States.  The number of individual holders of record is based exclusively upon our share register and does not address whether a share or shares may be held by the holder of record on behalf of more than one person or institution who may be deemed to be the beneficial owner of a share or shares in our company.

To our knowledge, the Company is not directly or indirectly owned or controlled by another corporation(s), by any foreign government, or by any other natural or legal person(s) severally or jointly. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our Company.

19

RELATED PARTY TRANSACTIONS

Except as set forth below, during our preceding three fiscal years up to the date of this prospectus, there have been no transactions or loans between the company and (a) enterprises that directly or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, the Company; (b) associates; (c) individuals owning, directly or indirectly, an interest in the voting power of the company that gives them significant influence over the company, and close members of any such individual’s family; (d) key management personnel, that is, those persons having authority and responsibility for planning, directing and controlling the activities of the company, including directors and senior management of companies and close members of such individuals’ families; and (e) enterprises in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (c) or (d) or over which such a person is able to exercise significant influence:

Private Placements

See “Description of Share Capital — History of Share Issuance.”

Employment Agreements

For the details of employment agreements and the compensation of directors and executive officers, please see “Item 4. Information on the Company—B. Business Overview—Employees” and “Item 6. Directors, Senior Management and Employees,” respectively, in our 2024 Annual Report, which is incorporated by reference into this prospectus. There have been no material changes or developments to our management since the filing of our 2024 Annual Report, except as otherwise set forth in this prospectus.

Material Transactions with Related Parties

During the fiscal years ended September 30, 2024 and 2023, EXEO Group, a holder of more than 5% of the Company’s outstanding share capital and a multinational radio and telecommunication device distributor, purchased mesh Wi-Fi access points PCWL devices from the Company for a total amount of JPY78,142 thousand (approximately $545 thousand) and JPY60,011 thousand, respectively. The Company’s sale was an arm’s length transaction, and the sale price was based on the price lists distributed to other third-party distributors. The account receivable balance from EXEO Group as of September 30, 2024 and 2023 was JPY1,394 thousand (approximately $9 thousand) and JPY48,044 thousand, respectively. The contract liabilities balance to EXEO Group as of September 30, 2024 and 2023 was JPY13,822 thousand (approximately $96 thousand) and JPY10,929 thousand, respectively. From October 1, 2024 to March 31, 2025, EXEO Group purchased products from us for a total amount of JPY31,047 thousand (approximately $217 thousand). The account receivable balance from EXEO Group as of March 31, 2025 was JPY21,396 thousand (approximately $149 thousand).

During the fiscal years ended September 30, 2024, 2023, and 2022, SHIMIZU CORPORATION, a holder of more than 5% of the Company’s outstanding share capital and a multinational construction company, purchased mesh Wi-Fi access points PCWL devices from the Company for a total amount of JPY1,856 thousand (approximately $13 thousand), JPY189 thousand, and JPY21,735 thousand, respectively. The Company’s sale was an arm’s length transaction, and the sale price was based on the price lists distributed to other third-party distributors. The account receivable balance from SHIMIZU CORPORATION as of September 30, 2024, 2023, and 2022 was nil, JPY165 thousand, and nil, respectively. From October 1, 2024 to March 31, 2025, SHIMIZU CORPORATION had no purchase of mesh Wi-Fi access points PCWL devices from the Company. The account receivable balance from SHIMIZU CORPORATION as of March 31, 2025 was none.

During the fiscal years ended September 30, 2022, Sojitz Corporation, a holder of more than 5% of the Company’s outstanding share capital and a multinational trading company, purchased mesh Wi-Fi access points PCWL devices from the Company for a total amount of JPY28 thousand (approximately $145). The Company’s sale was an arm’s length transaction, and the sale price was based on the price lists distributed to other third-party distributors. The Company had no account receivable balance from Sojitz Corporation as of September 30, 2022. From October 1, 2024 to March 31, 2025, Sojitz Corporation had no purchase of mesh Wi-Fi access points PCWL devices from the Company. The account receivable balance from Sojitz Corporation as of March 31, 2025 was none.

20

During the fiscal year ended September 30, 2023 and 2022, KAGA ELECTRONICS CO., LTD., a holder of more than 5% of the Company’s outstanding share capital during such fiscal years and a multinational electronics wholesaler, purchased mesh Wi-Fi access points PCWL devices from the Company for a total amount of JPY35,952 thousand (approximately $251 thousand) and JPY41,547 thousand (approximately $290 thousand), respectively. The Company’s sale was an arm’s length transaction, and the sale price was based on the price lists distributed to other third-party distributors. The account receivable balance from KAGA ELECTRONICS CO., LTD. as of September 30, 2023 and 2022 was JPY7,863 thousand and JPY7,379 thousand, respectively. From October 1, 2024 to March 31, 2025, KAGA ELECTRONICS CO., LTD. had JPY24,126 thousand (approximately$168 thousand) purchase of mesh Wi-Fi access points PCWL devices from the Company. The account receivable balance from KAGA ELECTRONICS CO., LTD. as of March 31, 2025 was JPY2,089 thousand (approximately $15 thousand).

The Company incurred guarantee fees of JPY132 thousand (approximately $921) during the fiscal year ended September 30, 2024 and had prepaid expenses of JPY660 thousand (approximately $5 thousand) and unpaid guarantee fees of JPY792 thousand (approximately $6 thousand) as of September 30, 2024 to Hiroshi Furukawa, the Company’s CEO and Representative Director. During the fiscal year ended September 30, 2023, Hiroshi Furukawa extended his personal guarantee to the Company on its 3-year bank loan of JPY50,000 thousand (approximately $349 thousand) extended on March 31, 2023, and the Company paid him JPY1,371 thousand (approximately $10 thousand) for guarantee fees. The Company also paid him the past unpaid guarantee fees and accrued interest of JPY8,513 thousand (approximately $59 thousand) arising from the past personal loans and guarantee transactions from 2012 through 2019.

During the fiscal year ended September 30, 2024, MCC Venture Capital Limited Liability Company, a holder of more than 5% of the Company’s outstanding share capital, entered into a convertible bond agreement with the Company in the amount of JPY199,998 thousand (approximately $1,396 thousand). As of September 30, 2024, the Company has a bond payable of JPY199,998 thousand (approximately $1,396 thousand) and accrued interest expenses of JPY19,178 thousand (approximately $134 thousand) to MCC Venture Capital Limited Liability Company. On January 27, 2025, the bond in the amount of JPY199,998 along with accumulated interest of JPY8,547 (approximately $60) were paid off.

21

DESCRIPTION OF SHARE CAPITAL

We are a joint-stock corporation with limited liability organized in Japan under the Companies Act, and our affairs are governed by our articles of incorporation, as amended and restated from time to time, and the Companies Act of Japan.

As of the date of this prospectus, our authorized share capital consists of 91,735,440 Common Shares; 24,683,860 Common Shares are issued and outstanding. We have only one class of shares, the Common Shares, authorized for issuance as of the date of this prospectus. The terms of “Common Shares” are used within their meaning under the Japanese law and are not intended to represent or imply the equivalency between such terms as used in this prospectus and the meaning of such terms in other jurisdictions, including the U.S. In respect of matters requiring a vote of all shareholders, each holder of Common Shares will be entitled to one vote for each Common Share they hold.

Upon completion of this offering, there will be 30,783,860 Common Shares issued and outstanding assuming the sale of all the ADSs being offered in this offering. We expect to hold an initial closing of the offering on [*], 2025, but the offering will be terminated by [*], 2025, provided that closing of the offering for all of the securities have not occurred by such date, and may be extended by us.

History of Share Issuances

The following is a history of our share issuances during the last three years. No shares were issued for consideration other than cash.

On January 16, 2025, the trading of the ADSs commenced on the Nasdaq Capital Market under the symbol “PCLA.” On January 20, 2025, the Company announced the closing of its initial offering at a price of $4.00 per ADS. We raised $7,000,000 in gross proceeds from our IPO, before deducting underwriting discounts and other related expenses. Net proceeds of our IPO were approximately $4,986,870.

For further information on our share capital and the material provisions of our articles of incorporation, please see “Description of Rights of Each Class of Securities,” which was attached as Exhibit 2.3 to our 2024 Annual Report, and “Item 10. Additional Information—B. Memorandum and Articles of Association” in our 2024 Annual Report, which are incorporated by reference into this prospectus.

22

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

For a description of ADSs, please see “Item 12. Description of Securities Other Than Equity Securities—D. American Depositary Shares” in our 2024 Annual Report and Description of Rights of Each Class of Securities Registered, which was attached as Exhibit 2.3 to our 2024 Annual Report and is incorporated by reference into this prospectus.

SHARES ELIGIBLE FOR FUTURE SALE

Rule 144

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months is entitled to sell the restricted securities without registration under the Securities Act, subject to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates (including persons beneficially owning 10% or more of our outstanding shares) and have beneficially owned our restricted securities for at least six months may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

●	1% of the number of Common Shares then outstanding, in the form of ADSs or otherwise, which will equal approximately 307,834 Common Shares immediately after this offering, assuming the sales of all the ADSs we are offering; or

●	the average weekly trading volume of the ADSs on the Nasdaq during the four calendar weeks preceding the date on which notice of the sale on Form 144 is filed with the SEC.

Such sales are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us.

Rule 701

Beginning 90 days after we became a reporting company, persons other than affiliates who purchased Common Shares under a written compensatory plan or other written agreement executed prior to the completion of our IPO may be entitled to sell such shares in the United States in reliance on Rule 701 under the Securities Act, or Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144.

Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 subject only to its manner-of-sale requirements. However, the Rule 701 shares would remain subject to any applicable lock-up arrangements and would only become eligible for sale when the lock-up period expires, if any.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

Lock-Up Agreements

On January 15, 2025, the Company and Benjamin Securities, Inc. (“Benjamin”) entered into an underwriting agreement pursuant to which Benjamin acted as the representative of the underwriters in our initial public offering. The underwriting agreement provides that, subject to certain limited exceptions, we will not, without Benjamin’s prior written consent, until July 14, 2025, engage in any securities offering. The underwriting agreement also prohibited the Subject Shareholders from selling the Company’s Common Shares or securities convertible into or exercisable for Common Shares held by them until July 14, 2025. Benjamin has agreed to (i) waive the Company Lockup with respect to the securities offered in this prospectus, (ii) terminate the Subject Shareholder Lockup on May 14, 2025 instead of July 14, 2025; and (iii) permit Mr. Hiroshi Furukawa to sell up to 800,000 Common Shares or ADS held by him without regard to the Subject Shareholder Lockup.

23

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering up to 6,100,000 ADSs representing 6,100,000 Common Shares. The material terms and provisions of our Common Shares and the ADSs are described under the captions “Description of Share Capital” and “Description of American Depositary Shares” in this prospectus.

24

PLAN OF DISTRIBUTION

We are offering up to 6,100,000 ADSs, based on an assumed offering price of $0.50 per ADS, for gross proceeds of up to $3,050,000 before deduction of placement agent commissions and offering expenses, in a reasonable best-efforts offering. Pursuant to a placement agency agreement, dated [*], 2025, we have engaged Revere Securities LLC to act as our exclusive placement agent in connection with this offering. The placement agent is not purchasing or selling any of our securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of such securities, other than to use their “reasonable best efforts” to arrange for the sale of such securities by us. Therefore, we may not sell the entire amount of securities being offered. The terms of this offering are subject to market conditions and negotiations between us, the placement agent, and prospective investors. We will enter into a securities purchase agreement directly with the investors who purchase our securities in this offering. The placement agency agreement does not give rise to any commitment by the placement agent to purchase any of our securities, and the placement agent will have no authority to bind us by virtue of the placement agency agreement. Further, the placement agent does not guarantee that it will be able to raise new capital in any prospective offering. The placement agent may engage sub-agents or selected dealers to assist with this offering. There is no minimum amount of proceeds that is a condition to closing of this offering. The actual amount of gross proceeds, if any, in this offering could vary substantially from the gross proceeds from the sale of the maximum amount of securities being offered in this prospectus.

We will deliver to the investors the ADSs upon closing and receipt of investor funds for the purchase of the securities offered pursuant to this prospectus. We intend to complete one closing of this offering, but may undertake one or more additional closings for the sale of additional securities to the investors in the initial closing. We expect to hold an initial closing on [*], 2025, but the offering will be terminated by [*], 2025, provided that the closing(s) of the offering for all of the securities have not occurred by such date, and may be extended by written agreement of the Company and the placement agent. Any extensions or material changes to the terms of the offering will be contained in an amendment to this prospectus. We expect initial delivery of up to 6,100,000 ADSs being offered pursuant to this prospectus against payment in U.S. dollars will be made on or about [*], 2025.

Placement Agent Commissions and Expenses

The following table shows the total placement agent’s commissions we will pay in connection with the sale of the securities in this offering, assuming the purchase of all of the securities we are offering.

	Per ADS	Total (Assuming Maximum Offering)
Public offering price	$	$
Placement agent commissions	$	$
Proceeds to our Company before expenses	$	$

We have agreed to pay to the placement agent commissions equal to 7% of the aggregate gross proceeds raised in this offering.

We have also agreed to pay or reimburse the placement agent up to $100,000 for its actual and accountable out-of-pocket expenses related to the offering, including any fees and disbursements of the placement agent’s U.S. and local legal counsels, third-party expenses, and travel and communications costs in connection with the offering. The advance payment pursuant to the engagement letter between us and the placement agent is $25,000. The advance will be reimbursed to the Company to the extent not actually incurred in compliance with FINRA Rule 5110(g)(4)(A).

Based on an assumed public offering price of $0.50 per share, we estimate the total expenses payable by us for this offering to be approximately $1.4 million, which amount includes (i) a placement agent’s commissions of $213,500, assuming the purchase of all of the securities we are offering; and (ii) other estimated expenses of approximately $1,161,850, which includes legal, accounting, printing costs, and various fees associated with the offering of the ADSs.

Listing

The ADSs began trading on the Nasdaq Capital Market under the ticker symbol “PCLA” on January 16, 2025.

25

Regulation

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any fees received by it and any profit realized on the sale of the securities by it while acting as principal might be deemed to be underwriting commissions under the Securities Act. The placement agent will be required to comply with the requirements of the Securities Act and the Exchange Act including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of the securities by the placement agent. Under these rules and regulations, the placement agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Other Relationships

From time to time, the placement agent may provide various advisory, investment, and commercial banking and other services to us in the ordinary course of business, for which it may receive customary fees and commissions. However, except as disclosed in this prospectus, we have no present arrangements with the placement agent for any services.

Indemnification

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments that the placement agent may be required to make for these liabilities.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the placement agent. In connection with the offering, the placement agent or selected dealers may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

Other than the prospectus in electronic format, the information on the placement agent’s website and any information contained in any other website maintained by the placement agent is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the placement agent in its capacity as placement agent and should not be relied upon by investors.

Selling Restrictions

No action may be taken in any jurisdiction other than the United States that would permit a public offering of our securities or the possession, circulation, or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, our securities may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with our securities may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules, and regulations of any such country or jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

26

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding placement agent commissions that we expect to incur in connection with this offering. With the exception of the SEC registration fee and the FINRA filing fee, all amounts are estimates.

SEC registration fee	$682
FINRA filing fee	1,168
Printing expenses	10,000
Legal fees and expenses	700,000
Accounting fees and expenses	150,000
Placement agent out-of-pocket accountable expenses	100,000
Miscellaneous	200,000
Total	$1,161,850

We bear these expenses incurred in connection with the offer and sale of the securities by us.

LEGAL MATTERS

We are being represented by Hunter Taubman Fischer & Li LLC with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Common Shares represented by the ADSs offered in this offering and certain other legal matters as to Japanese law will be passed upon for us by Todoroki Law Office. Winston & Strawn LLP is acting as counsel to the placement agent in connection with this offering.

EXPERTS

The financial statements for the fiscal years ended September 30, 2024, 2023, and 2022, incorporated by reference into this prospectus from our 2024 Annual Report, have been so incorporated in reliance on the reports of TAAD LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of TAAD LLP is located at 20955 Pathfinder Road, Suite 370, Diamond Bar, CA 91765.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act with respect to the ADSs to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement on Form F-1 and its exhibits and schedules for further information with respect to us and the ADSs.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. All information filed with the SEC can be inspected over the Internet at the SEC’s website at www.sec.gov.

27

MATERIAL CHANGES

Except as otherwise described in the 2024 Annual Report, in our reports of foreign issuer on Form 6-K filed or submitted under the Exchange Act and incorporated by reference herein, and as disclosed in this prospectus or the applicable prospectus supplement, no reportable material changes have occurred since September 30, 2024.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are allowed to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference in this prospectus the documents listed below:

●	our 2024 Annual Report filed with the SEC on February 14, 2025; and

●	our reports of foreign private issuer on Form 6-K filed with the SEC on February 5, 2025 , February 20, 2025 , and April 24, 2025.

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of these filings, at no cost, upon written or oral request to us at the following address:

PicoCELA Inc.

2-34-5 Ningyocho, SANOS Building, Nihonbashi

Chuo-ku, Tokyo 103-0013 Japan

Tel: +81 03-6661-2780

Attention: Hideaki Horikiri, Chief Financial Officer and Director

Email: global@picocela.com

You also may access the incorporated reports and other documents referenced above on our website at https://picocela.com/en/news/.  The information contained on, or that can be accessed through, our website is not part of this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, or such earlier date, that is indicated in this prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

28

PicoCELA Inc.

Up to 6,100,000 ADSs, representing 6,100,000 Common Shares

PROSPECTUS

Placement Agent

            , 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article 330 of the Companies Act makes the provisions of Part III, Chapter 2, Section 10 of the Civil Code of Japan applicable to the relationship between us and our directors. Section 10 of the Civil Code, among other things, provides in effect that:

(1)	Any director of a company may demand advance payment of expenses which are considered necessary for the management of the affairs of such company entrusted to him;

(2)	If a director of a company has defrayed any expenses which are considered necessary for the management of the affairs of such company entrusted to him, he may demand reimbursement therefor and interest thereon after the date of payment from such company;

(3)	If a director has assumed an obligation necessary for the management of the affairs of a company entrusted to him, he may require such company to perform it in his place or, if it is not due, to furnish adequate security; and

(4)	If a director, without any fault on his part, sustains damage through the management of the affairs of a company entrusted to him, he may demand compensation therefor from such company.

Pursuant to Article 427, paragraph 1 of the Companies Act and our articles of incorporation, we may enter into an agreement with each of our non-executive directors providing that such director’s liability for damages to us shall be limited to minimum liability amount stipulated in laws and regulations, provided that such director has acted in good faith and without gross negligence.

Further, pursuant to Article 426, paragraph 1 of the Companies Act and our articles of incorporation, we may, by resolution of the board of directors, release any of our directors from liability for damages to us, provided that such director has acted in good faith and without gross negligence to the extent permitted by applicable laws and regulations.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we have issued the following securities which were not registered under the Securities Act. We believe that each of the following issuance was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

On January 13, 2023, we issued 6,667 Class C preferred shares to NISHIO for a consideration of JPY100,005 thousand (approximately $669 thousand). On July 5, 2024, the 6,667 Class C preferred shares were converted to 7,200 Common Shares, which were split to 432,000 Common Shares on October 6, 2024.

On March 17, 2023, we issued 6,666 Class C preferred shares to SHIMIZU CORPORATION for a consideration of JPY99,990 thousand (approximately $669 thousand). On July 5, 2024, the 6,666 Class C preferred shares were converted to 7,199 Common Shares, which were split to 431,940 Common Shares on October 6, 2024.

II-1

On March 31, 2023, we issued 7,000 Class C preferred shares to TAISEI CORPORATION for a consideration of JPY105,000 thousand (approximately $703 thousand), and 26,666 Class C Preferred Shares to EXEO for a consideration of JPY399,990 thousand (approximately $2,676 thousand). On July 5, 2024, the Class C preferred shares TAISEI CORPORATION and EXEO owned were converted to 7,559 and 28,797 Common Shares, which were split to 453,540 and 1,727,820 Common Shares on October 6, 2024, respectively.

On September 25, 2023, we issued 3,333 Class C preferred shares to Hirofumi Watanabe for a consideration of JPY49,995 thousand (approximately $335 thousand). On July 5, 2024, the 3,333 Class C preferred shares were converted to 3,599 Common Shares, which were split to 215,940 Common Shares on October 6, 2024.

On September 29, 2023, we issued 6,666 Class C preferred shares to NISHIMATSU CONSTRUCTION CO., LTD. (TYO: 1820) for a consideration of JPY99,990 thousand (approximately $669 thousand). On July 5, 2024, the 6,666 Class C preferred shares were converted to 7,199 Common Shares, which were split to 431,940 Common Shares on October 6, 2024.

On April 25, 2024, we issued (i) 1,335 Class C preferred shares to K Sprinter Co. Ltd. for a consideration of JPY20,025 thousand (approximately $134 thousand); (ii) 3,350 Class C preferred shares to YAMATODA Co. Ltd. for a consideration of JPY50,250 thousand (approximately $336 thousand); (iii) 1,335 Class C preferred shares to STAYER Holdings Inc. for a consideration of JPY20,025 thousand (approximately $134 thousand); (iv) 2,000 Class C preferred shares to Yoshihiro Hongo for a consideration of JPY30,000 thousand (approximately $2,001 thousand); (v) 650 Class C preferred shares to Kenta Kimura for a consideration of JPY9,750 thousand (approximately $65 thousand); and (vi) 667 Class C preferred shares to Time Style Co. Ltd. for a consideration of JPY10,005 thousand (approximately $67 thousand). On July 5, 2024, the Class C preferred shares owned by K Sprinter Co. Ltd., YAMATODA Co. Ltd., STAYER Holdings Inc., Yoshihiro Hongo, Kenta Kimura and Time Style Co. Ltd. were converted to 1,335, 3,350, 1,335, 2,000, 650, and 667 Common Shares, which were split to 80,100, 201,000, 80,100, 120,000, 39,000, and 40,020 Common Shares on October 6, 2024, respectively.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

II-2

2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

5)	That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser, each prospectus filed by the Registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the placement method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424.

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

7)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

8)	That, for purposes of determining any liability under the Securities Act of 1933, (i) the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-3

EXHIBIT INDEX

Description
1.1*	Form of Placement Agency Agreement

3.1	Articles of Incorporation of the Registrant (English translation) (incorporated by reference to Exhibit 1.1 of Form 20-F for the fiscal year ended September 30, 2024 filed with the U.S. Securities and Exchange Commission on February 14, 2025)

4.1	Form of American Depositary Receipt (incorporated by reference to Exhibit 4.1 of our Amendment No. 1 to Registration Statement on Form F-1 (File No. 333-282931), filed with the U.S. Securities and Exchange Commission on November 20, 2024)

4.2	Form of Deposit Agreement among the Registrant, Citibank, N.A., as depositary, and the beneficial owners and holders of ADSs issued thereunder (incorporated by reference to Exhibit 4.2 of our Amendment No. 1 to Registration Statement on Form F-1 (File No. 333-282931), filed with the U.S. Securities and Exchange Commission on November 20, 2024)

5.1**	Opinion of Todoroki Law Office regarding the validity of the Common Shares being registered

10.1	Original Design & Manufacturing Services Agreement by and between Compex Systems Pte Ltd and the Registrant dated June 17, 2022 (incorporated by reference to Exhibit 10.1 of our Amendment No. 1 to Registration Statement on Form F-1 (File No. 333-282931), filed with the U.S. Securities and Exchange Commission on November 20, 2024)

10.2	English translation of the Basic Sales Agreement by and between Kaga (Taiwan) Electronics Co., Ltd. and the Registrant effective on October 1, 2018 (incorporated by reference to Exhibit 10.2 of our Amendment No. 1 to Registration Statement on Form F-1 (File No. 333-282931), filed with the U.S. Securities and Exchange Commission on November 20, 2024)

10.3	The Agreement by and between SolidRun Ltd. and the Registrant dated April 1, 2018 (incorporated by reference to Exhibit 10.3 of our Amendment No. 1 to Registration Statement on Form F-1 (File No. 333-282931), filed with the U.S. Securities and Exchange Commission on November 20, 2024)

10.4	English translation of the form of Framework Agreement by and between certain customers and the Registrant (applicable to SCSK Minori Solutions Corp., NISHIO HOLDINGS CO., LTD, KAGA FEI Korea Ltd., Nikken Lease Kogyo Ltd., EXEO Group Inc., and FURUNO ELECTRIC CO., LTD.) (incorporated by reference to Exhibit 10.4 of our Amendment No. 1 to Registration Statement on Form F-1 (File No. 333-282931), filed with the U.S. Securities and Exchange Commission on November 20, 2024)

10.5	English translation of Basic Transaction Agreement by and between Daifuku and the Registrant dated June 15, 2018 (incorporated by reference to Exhibit 10.5 of our Amendment No. 1 to Registration Statement on Form F-1 (File No. 333-282931), filed with the U.S. Securities and Exchange Commission on November 20, 2024)

10.6	Consulting and Services Agreement dated March 31, 2023, by and between the Registrant and Spirit Advisors LLC (incorporated by reference to Exhibit 10.6 of our Amendment No. 1 to Registration Statement on Form F-1 (File No. 333-282931), filed with the U.S. Securities and Exchange Commission on November 20, 2024)

10.7	English translation of the License Agreement by and between Kyushu University and the Registrant dated April 1, 2014, the amendment dated February 28, 2022, and the latest memorandum of renewing the license until March 31, 2025 (incorporated by reference to Exhibit 10.7 of our Amendment No. 1 to Registration Statement on Form F-1 (File No. 333-282931), filed with the U.S. Securities and Exchange Commission on November 20, 2024)

II-4

10.8	English translation of the Lease Agreement by and between SANO CORPORATION and the Registrant dated June 17, 2024 (incorporated by reference to Exhibit 10.8 of our Amendment No. 1 to Registration Statement on Form F-1 (File No. 333-282931), filed with the U.S. Securities and Exchange Commission on November 20, 2024)

10.9	English translation of the Lease Agreement by and between SANO CORPORATION and the Registrant dated July 24, 2024 (incorporated by reference to Exhibit 10.9 of our Amendment No. 1 to Registration Statement on Form F-1 (File No. 333-282931), filed with the U.S. Securities and Exchange Commission on November 20, 2024)

10.10	English translation of the Lease Agreement by and between Handa Hiroyuki and the Registrant dated February 14, 2024 (incorporated by reference to Exhibit 10.10 of our Amendment No. 1 to Registration Statement on Form F-1 (File No. 333-282931), filed with the U.S. Securities and Exchange Commission on November 20, 2024)

10.11	English translation of the Lease Agreement by and between Fukuoka Research Park Corporation and the Registrant dated January 31, 2023 (incorporated by reference to Exhibit 10.11 of our Amendment No. 1 to Registration Statement on Form F-1 (File No. 333-282931), filed with the U.S. Securities and Exchange Commission on November 20, 2024)

10.12	Lease Agreement by and between NOBEL.PRO Limited liability company and the Registrant dated January 2, 2018 (incorporated by reference to Exhibit 10.12 of our Amendment No. 1 to Registration Statement on Form F-1 (File No. 333-282931), filed with the U.S. Securities and Exchange Commission on November 20, 2024)

10.13	English translation of the form of the Stock Option Agreement by and between the Registrant and the awarded officers, directors, and employees (incorporated by reference to Exhibit 10.13 of our Amendment No. 1 to Registration Statement on Form F-1 (File No. 333-282931), filed with the U.S. Securities and Exchange Commission on November 20, 2024)

10.14	English translation of the Convertible Bond Agreement by and between the Registrant and MCC Venture Capital Limited Liability Company dated October 6, 2023 and the amendment dated August 30, 2024 (incorporated by reference to Exhibit 10.14 of our Amendment No. 1 to Registration Statement on Form F-1 (File No. 333-282931), filed with the U.S. Securities and Exchange Commission on November 20, 2024)

10.15	English translation of the Convertible Bond Agreement by and between the Registrant and You Planning Limited Liability Company dated October 6, 2023 and the amendment dated August 30, 2024 (incorporated by reference to Exhibit 10.15 of our Amendment No. 1 to Registration Statement on Form F-1 (File No. 333-282931), filed with the U.S. Securities and Exchange Commission on November 20, 2024)

10.16	ODM Service Agreement by and between Emplus Technologies, Inc. and the Registrant effective on June 20, 2023 (incorporated by reference to Exhibit 10.16 of our Amendment No. 1 to Registration Statement on Form F-1 (File No. 333-282931), filed with the U.S. Securities and Exchange Commission on November 20, 2024)

10.17*	Form of Securities Purchase Agreement

23.1*	Consent of TAAD LLP

23.2**	Consent of Todoroki Law Office (included in Exhibit 5.1)

24.1**	Powers of Attorney (included on signature page)

99.1	Charter of Corporate Ethics and Conduct of the Registrant (incorporated by reference to Exhibit 99.1 of our Amendment No. 1 to Registration Statement on Form F-1 (File No. 333-282931), filed with the U.S. Securities and Exchange Commission on November 20, 2024)

107*	Filing Fee Table

*	Filed herewith
**	Previously filed

II-5

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tokyo, Japan, on April 25, 2025.

PicoCELA Inc.

By:	/s/ Hiroshi Furukawa
Hiroshi Furukawa
Chief Executive Officer and Representative Director (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Chief Executive Officer
/s/ Hiroshi Furukawa	and Representative Director	April 25, 2025
Name: Hiroshi Furukawa	(Principal Executive Officer)

/s/ Hideaki Horikiri	Chief Financial Officer and Director
Name: Hideaki Horikiri	(Principal Accounting and Financial Officer)	April 25, 2025

/s/ Toshihito Kanai
Name: Toshihito Kanai	Chief Technology Officer and Director	April 25, 2025

II-6

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement or amendment thereto in New York, New York on April 25, 2025.

Cogency Global Inc.

Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.

II-7